Execution Copy

FOURTH LEASE AMENDMENT AGREEMENT

This Fourth Lease Amendment Agreement (this  "Amendment") is dated as of June 19th, 2023 (the  "Effective Date"), by and between STAMFORD WASHINGTON OFFICE LLC, a Delaware limited liability company, with an address at c/o George Comfort & Sons, Inc., 200  Madison Avenue, New York, New York 10016 ("Landlord"), and WORLD WRESTLING ENTERTAINMENT,  INC., a Delaware corporation, having an address at 1241 East Main Street, Stamford, Connecticut  06902 ("Tenant").

W I T N E S S E T H  :

WHEREAS, pursuant to that certain Agreement of Lease dated March 7, 2019, as amended and/or supplemented by that certain Landlord Delivery Work Notice dated April 29, 2019, and by that certain Commencement Date Letter dated June 26, 2019, and by that certain Landlord Delivery Work Notice dated June 26, 2019, and by that certain Tenant Delay Notice dated October 24, 2019, and by that certain Letter Agreement re: Landlord's Work Credits dated December 16, 2019, and by that certain Lease Amendment Agreement dated November 25, 2020 (the "First Amendment"), and by that certain Second Lease Amendment Agreement dated as of June 16, 2021, and by that certain Third Lease Amendment Agreement dated as of October 26, 2021 (the "Third Amendment") (said Agreement of Lease, as so amended and/or supplemented, collectively, the "Lease"), Landlord leases unto Tenant certain premises more particularly described therein, constituting the interior area comprising the lobby and the interior rentable areas comprising the entire fifth (5th), sixth (6th), and seventh (7th) floors of the Pavilion Building and certain Equipment Space (as defined in the First Amendment) on the fourth (4th) floor of the Pavilion Building (collectively, the "Pavilion Premises"), and the interior rentable areas comprising the entire sixth (6th), seventh (7th), and thirteenth (13th) floors of the Tower Building (collectively, the "Tower Premises"; which Tower Premises, together with the Pavilion Premises, are collectively referred to as the "Premises") consisting of a total of 382,286 rentable square feet of space, for a term that commenced on July 1, 2019 and is scheduled to expire on December 31, 2035, unless sooner terminated or otherwise extended pursuant to the terms of the Lease (said Lease term, as same may be so terminated or extended, hereinafter referred to as the "Term"); and

WHEREAS, Tenant desires to increase the amount of storage space on the fourth (4th) floor of the Pavilion Building and to make certain other changes to the Lease, and Landlord hereby agrees to such Lease changes, subject to and in accordance with the terms of this Amendment; and

WHEREAS, Landlord and Tenant now desire that the Lease be appropriately amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, as of the Effective Date, notwithstanding anything to the contrary contained in the Lease or in any other agreements between the parties:

1.General Definitions.  Capitalized terms used but not separately defined in this Amendment shall have their respective meanings used in the Lease.

2. 4th Floor Additional Storage Space.

(a)Additional Storage Space; Use.  Subject to and in accordance with the terms of this Amendment, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain vacant space (the "Additional Storage Space"), located on the fourth (4th) floor of the Pavilion Building, consisting of a total of 1,452 useable square feet (the parties hereby stipulating to such useable area), as generally outlined on Exhibit A attached hereto and made a part hereof.  Tenant shall use the Additional Storage Space solely for storage of Tenant’s equipment, documents, personal property and materials and for a break room for Tenant’s vendors, all in accordance with applicable law.  Except as expressly set forth herein, the Additional Storage Space shall be leased by Tenant on the same terms and conditions as the fourth (4th) floor Equipment Space currently leased by Tenant.

(b)Term.  The term of Tenant's leasing of the Additional Storage Space pursuant to the Lease, as amended by this Amendment (the "Term") shall commence on the Effective Date (the "Storage Commencement Date"), and shall continue throughout (and be co-terminus with) the Term of the Lease, as same may be extended.  Landlord shall deliver exclusive possession of the Additional Storage Space to Tenant on the Storage Commencement Date.

(c)Fixed Rent.  Tenant shall pay Landlord, throughout the Term, together with Tenant's Fixed Rent for the Premises, Fixed Rent for the Additional Storage Space pursuant to the following schedule, same to be paid without notice or demand, and without set-off, adjustment, deduction or counterclaim, except as specifically provided in the Lease, as amended by this Amendment.

Additional Storage Space 1,452 USF
Lease Years/Period	Annual Fixed Rent Per USF	Monthly Fixed Rent Rate	Annual Fixed Rent Rate
Storage Commencement Date - Lease Year 5	$15.00	$1,815.00	$21,780.00
6 - 10	$16.50	$1,996.50	$23,958.00
11 - 15	$18.15	$2,196.15	$26,353.80
First 5-Year Extension Term	$19.96	$2,415.16	$28,981.92
Second 5-Year Extension Term	$21.96	$2,657.16	$31,885.92
Third 5-Year Extension Term	$24.15	$2,922.15	$35,065.80
Fourth 5-Year Extension Term	$26.56	$3,213.76	$38,565.12
Fifth 5-Year Extension Term	$29.22	$3,535.62	$42,427.44

The Lease Years set forth in the above Fixed Rent Schedule shall correspond with those in the applicable Fixed Rent Schedule set forth in the Lease.

(d)Abatement. Notwithstanding the foregoing, provided Tenant is not then in default of any obligations beyond any applicable notice and cure periods, under the Lease (as amended by this Amendment), Tenant's Fixed Rent for the Additional Storage Space shall be abated for the twelve (12) month period beginning on the Effective Date and expiring on the day immediately preceding the first (1st) anniversary of the Effective Date.

(e)Escalations.  Except as otherwise specifically provided in this Amendment, there shall be no Tenant payments for Taxes or the Cost and Operation and Maintenance for the Additional Storage Space, as would otherwise apply under Article 6 of the Lease.  Tenant shall be responsible, however, throughout the Term, as Additional Rent, for the payment, as and when billed, of any and all personal property taxes for Tenant's equipment, property and installations located in the Additional Storage Space.

(f)Electricity.  Tenant shall pay no separate monthly electricity charges for its electricity consumption in the Additional Storage Space, although 100% of such charges shall be subject to recoupment, throughout the Term, by Landlord, through Tenant's Proportionate Pavilion Share of the Cost of Operation and Maintenance of the Pavilion Building under Article 6 of the Lease, without application of any Base Year for such charges.

(g)Condition of Additional Storage Space.  Tenant hereby accepts the Additional Storage Space, and the means of access and egress thereto, in their current, "as-is", "where-is" condition, and acknowledges that Landlord has made no promises or representations (express or implied) as to the suitability, fitness, legality, security or condition of the Additional Storage Space for the Tenant's purposes except as otherwise expressly stated herein.  Tenant understands that Landlord has no obligation to provide any cleaning, HVAC, security, maintenance, repairs, replacements or supervision of the Additional Storage Space, and Tenant shall use and access same, pursuant to the terms hereof, at its sole risk and expense.

(h)Alterations.  Tenant shall make no alterations, modifications, additions or improvements to the Additional Storage Space or Complex without Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, and without otherwise complying with all applicable terms, covenants and conditions for the making of Alterations under the Lease.  Tenant shall keep title to the Additional Storage Space and Complex free and clear of any liens or encumbrances relating to any work or services ordered or performed by Tenant or those holding by, under or through Tenant.  If any such liens or encumbrances occur, Tenant, at its sole cost and expense, shall cause same to be released or discharged within thirty (30) days after Landlord's written demand.  Tenant shall remove all of its personal property, supplies, fixtures, furnishings and equipment located within the Additional Storage Space (if any) at the end of the Term, as provided in Section 2(j) hereof, and shall restore any area(s) altered or damaged by such removal, such Tenant obligations to survive the Term.  Landlord hereby consents to the alterations and improvements set forth on Exhibit B that Tenant intends to make to the Additional Storage Space.

(i)Transfers, Etc.  Except as otherwise expressly provided in this Amendment, Tenant shall have no right to assign, mortgage, hypothecate, share or otherwise transfer any right or interest in the Additional Storage Space, nor shall Tenant have any right to sublet, license or transfer all or any part of any interest in the Additional Storage Space, or otherwise permit any other uses of or occupancies in the Additional Storage Space, without Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.  Any attempt by Tenant to so assign or sublet or otherwise transfer or permit such uses or occupancies of the Additional Storage Space without such Landlord's consent shall be null and void and of no effect.  Notwithstanding anything contained in this Section 2(i) to the contrary, Tenant may include the Additional Storage Space as part of any Transfer that is either (i) consented to by Landlord in accordance with the terms and conditions of Article 19 of the Lease or, (ii) permitted without Landlord's consent in accordance with the terms and conditions of Article 19.

(j)Use, Etc.  Tenant shall use the Additional Storage Space solely for the permitted uses set forth in Section 2(a) hereof, and for no other purpose.  Landlord and Landlord's agents or employees shall not be responsible or liable for any personal injuries, property damage, loss, theft or vandalism to installations or equipment in the Additional Storage Space or to any personal property or other items brought into the Additional Storage Space, unless caused by the gross negligence or willful misconduct of Landlord.  Tenant shall be responsible for providing any desired commercially reasonable and lawful security for its use of the Additional Storage Space.  Tenant's use of, access to or operations at the Additional Storage Space shall not, in any way: (a) materially interfere with Landlord's Complex uses, maintenance, repairs, alterations, services, occupancies, management or operations; (b) cause waste or damage to any portion of the Complex; (c) cause any unreasonable disturbances or any public or private nuisance; (d) materially violate any Requirements; (e) materially interfere with any installations, equipment, structures or systems of the Complex; (f) materially interfere with the use and enjoyment of the Complex or adjacent properties by any occupants or tenants of the Complex or such adjoining properties; or (g) otherwise materially impair the appearance, structural integrity, systems, amenities or services of the Complex.  Tenant, at its sole cost and expense, shall keep and maintain the Additional Storage Space in good order, condition and repair at all times, reasonable wear and tear and damage by casualty, excepted.

(k)Surrender; Holdover.  Upon the expiration or sooner termination of the Term, Tenant shall timely surrender exclusive possession of the Additional Storage Space to Landlord, vacant, broom-clean (and free of all of Tenant's personal property, supplies, fixtures, equipment and installations), and with all of same in good order, condition and repair, reasonable wear and tear and damage by casualty, excepted.  In no event shall Tenant remove any of Landlord's personalty, supplies, fixtures, equipment or furnishings (if any) from the Additional Storage Space, however.  Time shall be of the essence with respect to Tenant's surrender obligations hereunder.  If Tenant retains possession of (or fails to surrender possession) all or any part of the Additional Storage Space after the end of the Term, same shall not result in a renewal of this Amendment or an extension of the Term, but a  holdover subject to the terms of Article 18 of the Lease.    Landlord acknowledges and agrees that Tenant may elect to retain possession of the Additional Storage Space during the Elective Holdover Period.

(l)Insurance and Indemnity.  The liability insurance required to be maintained by Tenant pursuant to Article 7 of the Lease shall include coverage for the Additional Storage Space in addition to the Premises.  The indemnity obligations of Tenant as set forth in Article 17 of the Lease shall apply to the Additional Storage Space in addition to the Premises.

(m)Access.  Landlord and/or its agents or designees shall have the right, following reasonable prior notice (except in genuine emergencies when only immediate telephonic notice shall be required) to reasonably enter the Additional Storage Space at all reasonable times to examine the same, and/or to make such repairs, additions, maintenance or alterations as Landlord may deem reasonably necessary for the safety, preservation, protection or restoration of the Additional Storage Space or Building or Complex (Landlord having no obligation therefor except as specifically provided in this Amendment).  In exercising such access rights, Landlord shall exercise due care to comply with Tenant's reasonable security requirements (which may include, without limitation, having a Tenant representative present) and to avoid risk of damage to Tenant's equipment and installations in the Additional Storage Space.

(n)Relocation.  Subject to the terms hereof, Landlord may, at its option (the "Relocation Option"), at any time, by giving notice to Tenant, exercise a one-time right to require Tenant to vacate and surrender the Additional Storage Space and relocate to reasonably comparable substitute storage space reasonably acceptable to Landlord and Tenant (the "Substitution Space").   Such Substitution Space shall contain useable square feet in an amount not less than the useable area of the Additional Storage Space and of comparable configuration for Tenant’s uses thereof. Landlord shall exercise the Relocation Option by giving Tenant not less than one hundred eighty (180) days' prior written notice (the "Relocation Notice") specifying the effective date (the "Relocation Effective Date") of Tenant's relocation to the Substitution Space, whereupon, as of such Relocation Effective Date:

(i)The description of the Additional Storage Space, as set forth herein, shall be amended, without further action on the part of either Landlord or Tenant, so that the Substitution Space shall be deemed to be the Additional Storage Space under the Lease, and all other terms, covenants, conditions, provisions and agreements contained in the Lease shall continue in full force and effect and shall apply to the Substitution Space as if such Substitution Space were the Additional Storage Space originally demised hereunder. In the event that the Substitution Space contains a greater number of useable square feet than the Additional Storage Space, then the annual Fixed Rent shall be the same as the annual Fixed Rent for the initial Additional Storage Space set forth in this Amendment;

(ii)Tenant shall vacate and surrender the Additional Storage Space and accept occupancy of the Substitution Space on or before the Relocation Effective Date, such Additional Storage Space to be surrendered to Landlord in accordance with the terms of the Lease as if such Relocation Effective Date were the Expiration Date of the Lease. If, however, Tenant shall continue to occupy the Additional Storage Space after the Relocation Effective Date, same shall not result in a renewal of this Amendment or an extension of the Term, but a  holdover subject to the terms of Article 18 of the Lease;

(iii)At all times between the date of the Relocation Notice and the Relocation Effective Date, Landlord shall provide Tenant with access to the Substitution Premises for the purpose of completing alterations and improvements thereto and preparing the same for Tenant’s use; and

(iv)Tenant shall be deemed to have accepted possession of the Substitution Space in an "as is" condition as of the Relocation Effective Date and otherwise in accordance with the terms and conditions of Section 2(g) of this Amendment.  Tenant hereby acknowledges that Landlord shall have no obligation to perform any fit-up or other work to prepare the Substitution Space for Tenant's use thereof.  If Landlord exercises this Relocation Option, then Landlord shall reimburse Tenant for Tenant's actual and reasonable out-of-pocket expenses incurred: (a) to make alterations and improvements to the Substitution Space substantially similar to the alterations and improvements made by Tenant to the Additional Storage Space; and (b) in connection with moving Tenant's stored items from the Additional Storage Space to the Substitution Space; provided, however, that Tenant shall not be compensated for, and Landlord shall have no liability to Tenant on account of, any inconvenience to Tenant or any interruption to Tenant's business or affairs.

3.Pavilion Premises HVAC.  As of the Effective Date, Section 11.01(a) of the Lease is hereby modified to reflect that Landlord shall furnish HVAC service to the Pavilion Premises on a twenty-four (24) hour basis on Monday through Friday (excluding the holidays identified in Section 11.01(a) of the Lease).  In consideration for Landlord increasing the HVAC service hours to the Pavilion Premises, Tenant shall pay to Landlord, as Additional Rent: (a) one hundred percent (100%) of additional reasonable market costs and expenses incurred by Landlord to accommodate the increase in HVAC service hours to the Pavilion Premises beyond the existing HVAC service hours (i.e., Monday through Friday from 7:00 AM to 7:00 PM, excluding holidays), which such costs and expenses, as of the date hereof, are set forth in Exhibit C attached hereto and shall be subject to increases throughout the Term, which increases shall be based on Landlord’s actual out-of-pocket costs incurred, which costs shall be set forth in writing from Landlord to Tenant with reasonable supporting documentation of said costs; and (b) for energy consumption associated with the increased HVAC service hours, which consumption will be measured by BTU meters and charged to the Tenant at the rate of $0.25 per ton per hour, which rate is subject to change based on actual energy consumption and applicable rates, as reasonably determined by Landlord.   For the avoidance of doubt, Landlord shall continue to furnish HVAC to the Pavilion Premises from 9:00 AM to 1:00 PM on Saturdays in accordance with the terms and conditions of Section 11.01(a) of the Lease.

4.Lender Approval Contingency.  Notwithstanding anything to the contrary contained herein, this Amendment is subject to and contingent upon Landlord obtaining Landlord's present Mortgagee's approval of this Amendment.  Landlord agrees to use good faith, commercially reasonable efforts to obtain said approval within thirty (30) days following the Effective Date.  If Landlord fails to obtain said approval within thirty (30) days following the Effective Date, Landlord and Tenant shall each have the option to terminate this Amendment, at any time, by written notice given to the other party.  Upon Tenant's written request, Landlord shall keep Tenant reasonably apprised of the status of said Mortgagee's approval.

5.Further Assurances.  Landlord and Tenant each hereby agree, at either party's written request, at any time and from time to time, and without charge, to execute and deliver any commercially reasonable instruments and to perform such commercially reasonable acts as may be requested by either party to carry out the intent of this Amendment, so long as any of the foregoing do not materially increase either party's costs, liabilities or obligations hereunder or materially decrease either party's rights hereunder.

6.Enforcement Costs.  In the event either party hereto engages in any disputes, claims, suits or proceedings against the other party in connection with any breach or enforcement of this Amendment, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable, out-of-pocket costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees and costs.

7.Brokerage.   Landlord and Tenant each represent to the other that in the negotiation of this Amendment it has not dealt with any real estate broker, other than Jones Lang LaSalle Brokerage, Inc., and George Comfort & Sons, Inc. (together, "Broker").  Each party hereby agrees to indemnify, defend and hold the other harmless from any and all liabilities, losses, damages, claims and expenses arising out of any inaccuracy or alleged inaccuracy of the above representation, including court costs and reasonable attorneys' fees. Landlord shall pay Broker a commission pursuant to that certain Brokerage Agreement dated as of March 17, 2019 between Landlord and Jones Lang LaSalle Brokerage, Inc.  Landlord shall have no liability for brokerage commissions arising out of a sublease or assignment by Tenant and Tenant shall and does hereby indemnify, defend and hold Landlord harmless from any and all liabilities, losses, damages, claims and expenses for any actual or claimed brokerage commissions arising out of any such sublease or assignment.  The indemnities in this Section shall survive the expiration or earlier termination of the Lease.

8.Miscellaneous.   This Amendment (and/or the Lease) shall not be modified or amended except by written agreement executed by both parties hereto.  All understandings and agreements previously made between the parties with respect to the subject matter of this Amendment are merged in this Amendment, which, together with the Lease, alone fully and completely expresses the agreement between Landlord and Tenant.  As hereby amended, Landlord and Tenant hereby ratify and confirm the Lease, which shall continue in full force and effect, subject to and in accordance with its terms.  If any provision or portion of this Amendment is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, regulation, administrative decision, or public policy, and if such court should declare such provision, or portion thereof, to be illegal, invalid, void or unenforceable as written, then it is the intention of the parties hereto that any such provision or portion thereof shall be given force to the fullest extent that it is legal, valid and enforceable, and the remainder of this Amendment shall be construed as if such illegal, invalid, unlawful void or unenforceable provision, or portion thereof, were not contained herein.  In the event of any conflicts or inconsistencies between the terms of the Lease, and the terms of this Lease (as amended by this Amendment), the terms of this Lease (as amended by this Amendment) shall govern and control in each instance.  This Amendment shall bind and inure to the benefit of the parties hereto, and their respective successors and assigns.  This Amendment shall not be binding on any party until both parties have executed and delivered duplicate counterparts of this Amendment.  This Amendment, along with the Lease, constitutes the entire agreement between the parties regarding the subject matters set forth herein, and no prior or contemporaneous agreements shall be of any force or effect.  This Amendment may be executed in individual, duplicate counterparts, which counterparts shall be deemed one and the same instrument.  This Amendment may also be executed and transmitted via facsimile, email or PDF, and any faxed, emailed or PDF'd signatures shall be deemed original signatures.  This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.  The parties hereto consent to the non-exclusive jurisdiction of the State and Federal Courts located in the State of Connecticut.  Each party hereby warrants and represents that the person signing this Amendment on behalf of such party has full power and authority to do so and that such execution of this Amendment on behalf of such party has been duly authorized by all necessary and proper action of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

LANDLORD:
STAMFORD WASHINGTON OFFICE LLC

By:	/s/ PETER S. DUNCAN
Peter S. Duncan
Its Manager, duly authorized and empowered

TENANT:
WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ FRANK A. RIDDICK III
Its CFO, duly authorized and empowered

[Fourth Lease Amendment Agreement]

Exhibit A

Diagram of Additional Storage Space

See the 1,452 USF space identified in red:

WWE
2,563 USF
3,418 RSF
STG1
1,185 USF
1,580 RSF
STG3A
199 USF
265 RSF
WWE
2,617 USF
3,489 RSF
WWE
1,452 USF
1,936 RSF
STG3C
184 USF
245 RSF
STG4
853 USF
1,138 RSF

677 Washington Boulevard

Floor 4

George Comfort & Sons, Inc.
200 Madison Avenue New York, NY 10016

Prepared by PlanData Systems Corp
September 6, 2022

0 20 40 60 80

Exhibit A-1

Exhibit B

Tenant’s Plans for Additional Storage Space Alterations

Exhibit B-1

Exhibit C

Increased Pavilion Premises HVAC Costs

Exhibit B-2